Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG JAKARTA† LONDON NEWPORT BEACH	400 South Hope Street Los Angeles, California 90071-2899 telephone (213) 430-6000 facsimile (213) 430-6407 www.omm.com	NEW YORK SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

OUR FILE NUMBER

412,190-034

July 20, 2012

International Lease Finance Corporation

10250 Constellation Boulevard, Suite 3400

Los Angeles, California 90067

Re:                       International Lease Finance Corporation
Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) of International Lease Finance Corporation, a California corporation (the “Company”), being filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed issuance and sale of an indeterminate aggregate principal amount of debt securities (the “Debt Securities”) to be issued pursuant to an Indenture (the “Indenture”), dated as of August 1, 2006, between the Company and Deutsche Bank Trust Company Americas, as trustee.

We are of the opinion that, with respect to any series of Debt Securities offered under the Registration Statement, when the specific terms of the particular Debt Securities have been duly established in accordance with the Indenture and the Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the applicable underwriting or other agreement against payment therefor, the Debt Securities will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

† In association with Tumbuan & Partners

July 20, 2012 - Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus included in such Registration Statement.

This opinion is limited to the present laws of the State of California and the State of New York.  We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Respectfully submitted,

/s/ O’Melveny & Myers LLP